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                            ADC TELECOMMUNICATIONS
                                   WIRELESS
                           MANAGEMENT INCENTIVE PLAN
                               FISCAL YEAR 1996

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                            ADC TELECOMMUNICATIONS
                                   WIRELESS
                           MANAGEMENT INCENTIVE PLAN
                               FISCAL YEAR 1996


I.   PLAN NAME AND EFFECTIVE DATE

The name of this Plan is the ADC Telecommunications, Inc. ("Company"), Wireless Management Incentive Plan - Fiscal Year ("FY") 1996, effective November 1, 1995 through October 31, 1996.

II.  PURPOSE

The purpose of the Plan is to provide, with full regard to the protection of shareholder's investments, a direct financial incentive for eligible management employees to perform an effective leadership role and make a significant contribution to the Company's established goals.

III. ADMINISTRATION

This Plan will be administered by a Management Incentive Plan Committee ("Committee") appointed and authorized by the Company's Board of Directors. Subject to the complete and full discretion of the Board of Directors, the Committee is authorized to make all decisions as required in administration of the Plan and to exercise its discretion to define, interpret, construe, apply and make any exceptions to the terms of the Plan.

IV.  ELIGIBILITY

The Committee will establish rules of eligibility for participation in the Plan and determine eligibility in accordance with those rules. Participation will be effective as of the date approved by the Committee and will be communicated to the participant by an incentive opportunity statement ("Participant Form") specifying the target incentive level for the position held by the participant. No employee will become a participant in the Plan after May 1, 1996.

V.   TIME OF PAYMENT

Payments which become due under this Plan will be made as soon as administratively feasible following the close of the Company's fiscal year.

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VI.  PLAN GOALS

The Plan reinforces the annual financial goals which support ADC's long-term strategic plans. The FY 1996 goal categories and weights for Wireless participants are as follows:

     Wireless Revenue
          Overall                                                 15%
          International                                           15%

     Wireless Operating Profit (Loss)                             40%

     City Sector Revenue                                          10%

*    Individual Contribution                                      20%
                                                                  ---
     TOTAL                                                       100%

* The Individual Contribution goal measures your performance against pre-determined objectives. The objectives are to be documented on the attached "Individual Objective" form and require your direct manager's and Division head's approval.

VII. MINIMUM PERFORMANCE PAYOUT REQUIREMENTS

The following minimum performance goals must be met to ensure protection of shareholder interest before an incentive payout can be generated.

A. Incentive payments will be made only if the Company's consolidated net profits are in excess of a threshold rate of return on stockholders' equity. This rate has been established at 10%, after tax, based on stockholders' equity at the beginning of the fiscal year.

B.   The threshold for Overall Wireless Revenue or Wireless Operating Profit
(Loss) must be met.

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VIII.     CALCULATION OF PAYMENTS

A.   Determination of Achievement Against Goals and Obligation to Make
Payments.

1. The obligation to make payments under the Plan will be determined by achievement of goals determined by the Board of Directors.

2. The payout opportunity for meeting the threshold goal is 30% of target. The payout opportunity for meeting the maximum goal is 200% of target. Results between threshold-target and target-maximum are interpolated.

B.   Calculation of individual payments under this plan is a function of:

1.   Target incentive opportunity - expressed as a percentage of an
individual's FY 1996 earnings.   The target % for each participant is
designated on the "Participant Form."

2.   Participant's 1996 fiscal year base salary earnings.

3.   Business unit and individual performance against the established goals.

C.   Individual award calculations are shown by the following example:

Assume we have a Plan participant with the following facts:

     Grade:                             15
     Target Payout:                     11% of base salary earnings
     Base Salary Earnings:              60,000

All minimum performance payout requirements are met.

     Goal                                         Weight    Achievement
     ----                                         ------    -----------
     Wireless Revenue
          Overall                                 15%         100%
          International                           15%         100%

     Wireless Operating Profit (Loss)             40%          95%

     City Sector Revenue                          10%          98%

     Individual Contribution                      20%         100%
                                                              ----
     Overall Result as % of Target                           97.8%

Calculation of Payment:

$60,000 (FY Earnings) x 11% (Target Opportunity) x 97.8% (Overall Result as a % of Target)=$6,455.

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IX.  EFFECT OF CHANGE IN EMPLOYMENT STATUS

A. Voluntary Resignation. A participant who voluntarily resigns full-time employment prior to the end of the Fiscal Year will relinquish all right to any payment under the Plan.

B. Change Based Upon Unsatisfactory Job Performance. A participant who is involuntarily terminated or transferred to a non-eligible position for reasons of unsatisfactory job performance will relinquish all right to any payment under this plan.

C. Change Based Upon Job Elimination. Subject to the approval of the Committee, a participant who is involuntarily terminated or transferred to a non-eligible position because of a job elimination may retain the right to a pro-rata payment based upon the time served in the eligible position during the fiscal year.

D. Change Based Upon Promotion / Demotion. A current participant who is promoted or demoted from an incentive eligible position to another incentive eligible position during the fiscal year will have a pro rata calculation of payment based upon the time served in each position during FY 1996.

E. Change Based Upon Transfer to Another Position. A current participant who transfers to another position within the Company that is eligible for participation in an ADC Management Incentive Plan with different goals during FY 1996 will have a pro rata calculation of payment based on the goals and length of time served in the respective positions.

F. Death. If a participant dies during the fiscal year, the participant's heirs as determined by will or applicable laws of descent and distribution will have a pro-rata calculation of payment based upon the time the participant served the eligible position during the fiscal year.

X.   AMENDMENT OR TERMINATION OF PLAN

The Board of Directors reserves and retains the right to modify, rescind or terminate this plan in whole or in part, at its sole discretion, and nothing in this Plan limits this right in any way or creates any rights in any employee of future participation in this Plan or any other plan, or constitutes any guarantee of compensation or employment with ADC. Further, neither the Board of Directors nor the Company has any obligation under this Plan or otherwise to adopt this or any other plan in any future fiscal year.